CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of  August 9, 2010 by and between uKarma Corporation, a Nevada corporation (“uKarma”), and Awesome Living, Inc., a Nevada corporation (“Awesome Living”).

RECITALS

WHEREAS, uKarma is in the business of developing and marketing proprietary branded personal health and wellness products, including fitness DVDs and mind, body, and spirit goods and services, for fitness consumers (the “Business”);

WHEREAS, the parties desire that uKarma contribute and transfer to Awesome Living all of the assets and liabilities of the Business, other than certain Excluded Liabilities (as defined below);

WHEREAS, in consideration therefor, Awesome Living desires to issue to uKarma 10,558,896 shares of common stock of Awesome Living; and

WHEREAS, the parties acknowledge that each of the actions described in recitals above and in this Agreement are part of a whole transaction, and that none of such actions would be taken independently of each other.

NOW, THEREFORE, in order to consummate said transactions and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

AGREEMENT

SECTION 1. TRANSFER OF ASSETS AND LIABILITIES.

1.1           Transfer of Assets.  Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.4 hereof), uKarma agrees to assign, transfer, convey and deliver to Awesome Living all of the assets and properties of the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation, all of the goodwill of the Business, free and clear of all liens, restrictions and encumbrances (the “Transferred Assets”).

1.2           Assumption of Liabilities.

(a)           Assumed Liabilities.  At the Closing, Awesome Living agrees to assume, pay, defend, discharge and perform as and when due and performable all of the liabilities and obligations of the Business (the “Assumed Liabilities”) other than the Excluded Liabilities (as defined below).

(b)           Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, the Assumed Liabilities shall not include, and Awesome Living shall have no obligation to assume or pay, edgar filing fees, registrar and transfer agent fees, auditor fees, and other fees, liabilities and obligations associated with being a publicly reporting company (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  All Excluded Liabilities shall be retained by and remain liabilities and obligations of uKarma.

1.3           Issuance of Shares of Awesome Living.  In consideration of the transfer by uKarma to Awesome Living of the Transferred Assets, (i) Awesome Living shall assume all of the Assumed Liabilities as set forth in Section 1.2 and (ii) Awesome Living shall issue to uKarma 10,558,896 shares of common stock of Awesome Living (the “Shares”), which Shares, when issued, shall constitute 100% of the total outstanding capital stock of Awesome Living as of the Closing.

1.4           Time and Place of Closing.  The closing of the transactions contemplated by this Agreement (herein called the “Closing”) shall be held at the offices of Richardson & Patel LLP at 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024 upon the date of execution of this Agreement or such other place or later date or time as may be fixed by mutual agreement of the parties.

1.5           Transfer of Transferred Assets.  At the Closing, uKarma shall deliver or cause to be delivered to Awesome Living good and sufficient instruments of transfer transferring to Awesome Living title to all the Transferred Assets.  Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Awesome Living and its counsel, and (c) shall effectively vest in Awesome Living good and marketable title to all the Transferred Assets free and clear of all liens, restrictions and encumbrances.

1.6           Delivery of Stock Certificates.  At the Closing or promptly thereafter, Awesome Living shall deliver to uKarma certificates for the Shares.

1.7           Delivery of Records and Contracts.  At the Closing, uKarma shall deliver or cause to be delivered to Awesome Living all of uKarma’s leases, contracts, commitments, agreements (including without limitation non-competition agreements) and rights, with such assignments thereof and consents to assignments as are necessary to assure Awesome Living of the full benefit of the same.  uKarma shall also deliver to Awesome Living at the Closing all of uKarma’s business records, tax returns, books and other data relating to its assets, business and operations (other than such records and data that are part of the Excluded Liabilities), and uKarma shall take all requisite steps to put Awesome Living in actual possession and operating control of the assets and business of uKarma.  After the Closing, Awesome Living shall afford to uKarma and its accountants and attorneys, for the purpose of preparing such tax returns of uKarma as may be required after the Closing, reasonable access to the books and records of uKarma delivered to Awesome Living under this Section and shall permit uKarma to make extracts and copies therefrom.

1.8           Further Assurances.  uKarma and Awesome Living, from time to time after the Closing, at the request of Awesome Living and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Awesome Living may reasonably require to more effectively transfer and assign to, and vest in, Awesome Living each of the Transferred Assets.  Nothing herein shall be deemed a waiver by Awesome Living of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of uKarma as otherwise set forth in this Agreement.

1.9           Sales and Transfer Taxes.  All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby, if any, will be borne and paid by uKarma, and uKarma shall promptly reimburse Awesome Living for the payment of any such tax, fee or duty which it is required to make under applicable law.

SECTION 2. MISCELLANEOUS.

2.1           Termination.  At any time prior to the Closing, this Agreement may be terminated only upon the mutual written consent of the parties.  All obligations of the parties hereunder shall cease upon any termination pursuant to Section 2.1.

2.2           Best Efforts. Each of the parties hereto shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

2.3           Bulk Sales Law. The parties waive compliance by uKarma with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Transferred Assets under this Agreement.

2.4           Fees and Expenses.  uKarma will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Transferred Assets to Awesome Living as contemplated by this Agreement, including without limitation, all sales, use, excise, real property and other transfer taxes and charges applicable to such transfer; all recording charges and fees applicable to the recordation of deeds and mortgages and other instruments of transfer; and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

2.5           Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of California without regard to its conflict of laws provisions.

2.6           Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

To Awesome Living:

To:	c/o Awesome Living, Inc.
499 North Canon Drive, 4th Floor,
Beverly Hills, California 90210
Attn:  Bill Glaser
Fax: (___) ___-____

With a copy to:                   Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
Attn:  Ryan Hong, Esq.
Fax: (310) 208-1154
rhong@richardsonpatel.com

To uKarma:

To:	c/o uKarma Corporation
499 North Canon Drive, 4th Floor,
Beverly Hills, California 90210
Attn:  Bill Glaser
Fax: (310) 861-0542

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

2.7           Entire Agreement. This Agreement reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein.

2.8           Assignability; Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that either party may, without the consent of the other parties hereto, assign this Agreement to a corporation or partnership controlling, controlled by or under common control with such party upon written notice to the other party.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

2.9           Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

2.10           Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

2.11           Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

2.12           Consent to Jurisdiction.  Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of California, or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

uKarma Corporation

By:	/s/ Bill Glaser
Bill Glaser, Chief Executive Officer

Awesome Living, Inc.

By:	/s/ Bill Glaser
Bill Glaser, Chief Executive Officer